EXHIBIT 21.1


                         COLUMBUS MCKINNON CORPORATION
                  SUBSIDIAIRES AND AFFILIATES OF THE REGISTRANT


Audubon Export, Inc. (FSC) (US)
Automatic Systems, Inc. (US)
         ASI of Australia Pty. Ltd. (Australia)
         Automatic Systems Conveyors Limited (Canada)
         LICO Steel, Inc. (US)
CM Insurance Company, Inc. (US)
Columbus McKinnon do Brazil Ltda. (Brazil)
Columbus McKinnon Finance Corporation (Canada)
Columbus McKinnon Limited (Canada)
Crane, Engineering & Service Group, Inc. (US)
         Handling Systems and Conveyors, Inc. (US)
         Larco Industrial Services, Ltd. (Canada)
Endor, S.A. de C.V. (Mexico)
Societe d'Exploitation des Raccords Gautier (France)
Univeyor A/S (Denmark)
         Ejendomsselskabet Lupinvej 11 (Denmark)
         Univeyor AB (Sweden)
         Univeyor Conveying Systems Ltd. (England)
         Univeyor Electronic A/S (Denmark)
Yale Industrial Products, Inc. (US)
         Egyptian-American Crane Co. (Joint Venture)(Egypt)
         Spreckels Development Company, Inc. (US)
         Spreckels Land Company, Inc. (US)
         Spreckels Water Company, Inc. (US)
                  Spreckels Consolidated Industries, Inc. (US)
         Yale Industrial Products Ltd. (England)
         Yale Industrial Products GmbH (Germany)
                  Camlok Lifting Clamps Ltd. (England)
                  Hangzhou LILA Lifting and Lashing Co. Ltd. (China) Manutention Connection (France)
                  Yale Elevacion Iberica S.L. (Spain)
                  Yale Hangzhou Industrial Products Ltd. (China)
                  Yale Industrial Products B.V. (The Netherlands)
                  Yale Industrial Products GmbH (Austria)
                  Yale Industrial Products Pty. Ltd. (South Africa)
                  Yale Industrial Products Asia (Thailand) Co. Ltd. (Thailand) Yale Lifting & Mining Products (Pty.) Ltd. (South Africa)